UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

WILLIAM A. CARTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

The Kellner Group intends to send email correspondence in substantially the form set forth below as a follow-up to certain stockholders commencing on December 10, 2024:

[Form of Follow-Up E-Mail to Certain Stockholders]

We appreciate your time and thoughtful discussion. As part of that, we want to reinforce to you why in this particular shareholder election it is so important that all four (4) Kellner Group nominees are voted onto the AIM Board (vs a split board). We believe it’s clear that AIM needs a complete board overhaul to ensure that stockholders have any chance to survive the short-term and are afforded long-term value creation.

The justification for voting for all four (4) Kellner nominees to the AIM Board is that no change will occur otherwise, as has been proven over last ~9 years evidenced by the entrenched Board’s lack of performance that has led to massive value destruction and their aggressive, costly attempts to prevent a shareholder vote over the last two elections.

The following 3 key components justify that a new AIM Board must be elected for positive change to occur:

❖	The Case for Change

•	Across all reasonable evaluation frameworks, AIM has failed stockholders

•	The stock price has declined by over 99% since the incumbent board assumed control

•	Entrenched board has been in total control for ~9 years

•	Wasted significant company cash over the last 2 years on trying to prevent a shareholder vote

•	No material clinical trial progress against any of the key indications of Ampligen and failure to complete a single company-sponsored study

•	Stockholder engagement has only taken two forms, flippantly ignoring or actively attacking

•	No material positive actions taken after failed Say on Pay proposals

•	No material positive actions taken after failed director votes in 2022, 2023

•	Attacked the Kellner Group in the court of public opinion with mudslinging, Delaware Courts, and Florida Courts

•	Delaware Supreme court found AIM breached its fiduciary duty of loyalty to stockholders

•

A federal district court in Florida sanctioned AIM and its counsel in 2024 in its Section 13(d) claims against members of the Kellner Group and others – claims that have been dismissed multiple times – for pursuing arguments that were “factually and legally frivolous and advanced for an improper purpose.” (emphasis added)

•	Ill-advised financing and entrenchment efforts have put the company in a perilous financial position with little to no cash, and likely no ability to raise sufficient cash

❖	AIM’s approach to governance

•	AIM’s current governance track record is abysmal

•	Long-term non-approved poison pill remains in place with no stockholder vote

•	Not responsive to stockholder concerns as noted above, lack of transparency and old, misleading press releases with no substance

•	Directors have average tenure of more than 10 years, have violated fiduciary duty and pay themselves excessive compensation while stock price has lost all value

•	Misled stockholders when said they would appoint two new independent directors and hire an independent compensation consultant to determine fair pay

•	Instead no independent compensation consultant was engaged and only appointed 1 new director who had a prior relationship with Equels and then was appointed chair of the compensation committee

❖	Quality of the nominees

•

AIM’s Board has had ~9 years to showcase their ability and advance the most promising indications of Ampligen but the facts show they have failed across all relevant metrics – clinical progress, financial condition, compensation, shareholder engagement and communication

•

The Kellner Group is comprised of nominees with more relevant skills and experiences that AIM needs desperately – clinical trial success, fundraising success, institutional investor network, Scientific and KOL network, and proper governance skills

•	With a clear framework, our nominees, if elected, can begin the turnaround of AIM to create short- and long-term value for all current and new shareholders

In order to ensure change actually occurs at AIM, all four (4) of the Kellner Group’s qualified and independent nominees need to be elected to the board. Two nominees would only create a deadlocked board which would prevent the urgently needed change from having any chance of occurring. This is not an election that can afford a split board, and that has been proven by the points above. All of these points are discussed in more detail in our proxy statement and other solicitation materials, which can all be found at https://okapivote.com/AIM/.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement and additional proxy materials filed with the SEC. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.